Exhibit 99.1

News Release

Victory Capital Reports February 2026 Total Client Assets

San Antonio, Texas, March 11, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $324.0 billion, Other Assets of $3.1 billion, and Total Client Assets of $327.1 billion, as of February 28, 2026.

For the month of February, Average Total AUM was $322.6 billion, average Other Assets was $3.0 billion, and average Total Client Assets was $325.6 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	Feb. 28, 2026	Jan. 31, 2026
Solutions	$96,113	$94,075
Fixed Income	80,827	80,429
U.S. Mid Cap Equity	31,411	30,863
U.S. Small Cap Equity	11,453	11,416
U.S. Large Cap Equity	63,359	64,340
Global / Non-U.S. Equity	34,176	32,441
Alternative Investments	2,928	2,868
Total Long-Term Assets	$320,267	$316,432
Money Market / Short Term Assets	3,752	3,773
Total Assets Under Management[2]	$324,019	$320,205

By Vehicle
Mutual Funds[3]	$176,203	$175,017
Separate Accounts and Other Pooled Vehicles[4]	131,091	129,213
ETFs[5]	16,725	15,976
Total Assets Under Management	$324,019	$320,205

Other Assets[6]
Institutional	$3,083	$2,976
Total Other Assets	$3,083	$2,976

Total Client Assets
Total Assets Under Management	$324,019	$320,205
Total Other Assets	3,083	2,976
Total Client Assets	$327,103	$323,181

By Region
U.S.	$269,771	$266,847
Non-U.S.	57,332	56,334
Total Client Assets	$327,103	$323,181

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $327.1 billion in total client assets, as of February 28, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com